EXHIBIT 10.1

EXECUTION COPY

SENDTEC ACQUISITION CORP.

SECURITIES PURCHASE AGREEMENT

DATED AS OF OCTOBER 31, 2005

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE	9
2.1	Purchase and Sale	9
2.2	Closing	9
2.3	Deliveries	9
2.4	Closing Conditions	10
ARTICLE III	REPRESENTATIONS AND WARRANTIES	12
3.1	Representations and Warranties of the Company as of the Date Hereof	12
3.2	Representations and Warranties of the Company at the Consolidation Date	18
3.3	Representations and Warranties of STAC	22
3.4	Representations and Warranties of the Purchasers	26
ARTICLE IV	OTHER AGREEMENTS OF THE PARTIES	28
4.1	Transfer Restrictions	28
4.2	Acknowledgment of Dilution	30
4.3	Exchange Act Registration; Furnishing of Information	31
4.4	Integration	31
4.5	Conversion and Exercise Procedures	31
4.6	Securities Laws Disclosure; Publicity	31
4.7	Shareholder Rights Plan	32
4.8	No Investment Company	32
4.9	Non-Public Information	32
4.10	Use of Proceeds	32
4.11	Consolidation	32
4.12	[INTENTIONALLY LEFT BLANK]	36
4.13	Indemnification of Purchasers	36
4.14	Reservation and Listing of Securities	37
4.15	Participation in Future Financing	38
4.16	Subsequent Equity Sales	40
4.17	Equal Treatment of Purchasers	41
4.18	Short Sales and Confidentiality After The Date Hereof	41
4.19	Additional Investment	42
4.20	Agent for the Purchasers	43

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4.21	Financial Covenants of STAC	48
4.22	Financial Covenants	49
4.23	General Continuing Guaranty	49
4.24	Payment of Obligations	50
4.25	Corporate Existence; Mergers	50
4.26	Affiliate Transactions	50
4.27	Restricted Payments, etc	50
4.28	Insurance	50
4.29	Purchaser Rights of First Offer for Debentures	51
ARTICLE V	MISCELLANEOUS	51
5.1	Termination	51
5.2	Fees and Expenses	52
5.3	Entire Agreement	52
5.4	Notices	52
5.5	Amendments; Waivers	52
5.6	Headings	53
5.7	Successors and Assigns	53
5.8	No Third-Party Beneficiaries	53
5.9	Governing Law	53
5.10	Survival	54
5.11	Counterparts	54
5.12	Severability	54
5.13	Rescission and Withdrawal Right	54
5.14	Replacement of Securities	54
5.15	Remedies	54
5.16	Payment Set Aside	55
5.17	Usury	55
5.18	Independent Nature of Purchasers’ Obligations and Rights	55
5.19	Liquidated Damages	56
5.20	Construction	56
5.21	Further Assurances	56

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SCHEDULES AND EXHIBITS

Schedule I	Subscriptions

Exhibit A	Form of STAC Debenture, including post-consolidation terms in Appendix A thereto

Exhibit B	[INTENTIONALLY LEFT BLANK]

Exhibit C	STAC Registration Rights Agreement

Exhibit D	Company Registration Rights Agreement

Exhibit E	STAC Security Agreement

Exhibit F	Guarantor Security Agreement

Exhibit G-1	Company Side Letter

Exhibit G-2	STAC Side Letter

Exhibit H	STAC Investor Rights Agreement

Exhibit I	STAC Amended and Restated Certificate of Incorporation

Exhibit J	Form of Transaction Guaranty

Exhibit K	Form of Warrant

Exhibit L	Form of Company and STAC Counsel Opinion

Exhibit M	Form of Lock-up Agreement from MHB Trust

Exhibit N and O	[INTENTIONALLY LEFT BLANK]

Exhibit P	Allowable Fees and Expenses

Exhibit Q	Form of STAC Management Investment and Tax Letter

Exhibit R	Agent’s Fees

Exhibit S	STAC Stock Incentive Plan

Exhibit T	SendTec Assignment

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October 31, 2005, among SendTec Acquisition Corp., a Delaware corporation (“STAC”), RelationServe Media, Inc., a Delaware corporation (the “Company”), each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”), and Christiana Corporate Services, Inc., a Delaware corporation, in its capacity as administrative agent for the Purchasers (together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, STAC desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from STAC, securities of STAC, and the Company desires to induce the Purchasers to purchase such securities and to enter into other transactions as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(h).

“Additional Debentures” shall have the meaning ascribed to such term in Section 4.19.

“Adjusted EBITDA” shall have the meaning ascribed to such term in Section 4.11(a)(2)(B).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Audited Financial Statements” shall have the meaning ascribed to such term in Section 4.11(a)(i)(1).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.2.

“Closing Date” means the first Trading Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article II or such other time or on such other date or at such other place as the parties may mutually agree upon in writing.

“Commission” means the Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of a Person that would entitle the holder thereof to acquire at any time common stock of such Person, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company and any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Company Counsel” means Olshan Grundman Frome Rosenzweig & Wolosky LLP.

“Company Offering” means the offering by the Company of up to 1,500,000 shares of the Company Preferred Stock at a price of $13.50 per share.

“Company Offering Documents” means the Subscription Agreement substantially pursuant to which the Company has offered the Company Preferred Stock and the Certificate of Designations, Preferences And Other Rights And Qualifications Of Series A Convertible Preferred Stock, filed by the Company with the Secretary of State of the State of Delaware.

“Company Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, with the designations, terms and rights as set forth in the Certificate of Designations, Preferences And Other Rights And Qualifications Of Series A Convertible Preferred Stock, a copy of which is attached as Exhibit O hereto.

“Company Side Letter” means the letter agreement, dated the date hereof, between the Company and the Lehman Purchaser in the form of Exhibit G-1 hereto.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated net interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income that do not represent a cash item in such period or any future period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its

Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (or loss) of the Company and its Subsidiaries for the period (excluding extraordinary gains but including extraordinary losses for that period) as determined in accordance with GAAP.

“Consolidation” shall have the meaning ascribed to such term in Section 4.11(b).

“Consolidation Date” means the date on which the last of the transactions set forth in Section 4.11(b) has closed.

“Consolidation Milestones” shall have the meaning ascribed to such term in Section 4.11(a).

“Conversion Price” shall have the meaning ascribed to such term in the Debentures.

“Debentures” means the Senior Secured Convertible Debentures due, subject to the terms therein, on October 30, 2009, issued by STAC to the Purchasers hereunder, in the form of Exhibit A, including any Additional Debentures issued pursuant to Section 4.19;

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Discussion Time” shall have the meaning set forth in Section 3.4(f).

“Effective Date” means the date that the initial Registration Statement filed by Issuer pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.2(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of STAC Common Stock or Company Common Stock, as applicable, or options to employees, consultants, officers or directors of the Company or STAC, as applicable, pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Issuer or a majority of the members of a committee of non-employee directors established for such purpose; provided that the number of shares directly or upon exercise of options to be issued to consultants shall not exceed 100,000 in the aggregate; (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of STAC Common Stock or Company Common Stock, as applicable, issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance (x) shall only be to a Person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Issuer and in which the Issuer receives benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (y) shall only be to a Person that is not an Affiliate of the Company or STAC or the Company’s Subsidiaries, and (z) has been approved by a majority of the independent directors of the Company or STAC (as independence is determined by the rules of the Commission).

“GAAP” shall have the meaning ascribed to such term in Section 3.2(b).

“Guarantor Security Agreement” means the Guarantor Security Agreement to be executed and delivered on the Consolidation Date concurrently with the Transaction Guaranty, by the Company, the Subsidiaries (other than STAC) and the Agent, in the form of Exhibit F.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in a Person’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.2(h).

“Issuer” means the issuer of any of the securities referenced herein. For purposes of clarification, STAC is the Issuer of the Debentures, the STAC Redeemable Preferred Stock and the STAC Common Stock that may constitute Underlying Shares; and the Company is the Issuer of the Company Common Stock that may constitute Underlying Shares, the Warrants and the Warrant Shares.

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(d).

“Lehman Purchaser” means LB I Group Inc. or any Affiliate to whom it may sell or otherwise transfer all or a portion of the Debentures owned by it.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Management Investment and Tax Letter” means the Letter Agreement among STAC, the Company and STAC Management in the form of Exhibit Q hereto.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.2(f).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“MHB Lock-up Agreement” means the letter agreement dated as of the date hereof from MHB Trust to the Purchasers in the form of Exhibit M hereto.

“Morrison” means Morrison & Foerster LLP with offices at 1290 Avenue of the Americas, New York, New York 10104-0050.

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.15(a).

“Permitted Liens” means the following Liens: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by law for amounts not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security; and (iv) non-monetary Liens that do not impair the marketability of the property subject thereto in any material respect.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Notice” shall have the meaning ascribed to such term in Section 4.15(b).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.13.

“Registration Rights Agreement” means the STAC Registration Rights Agreement in the form of Exhibit C hereto; provided that from and after the Consolidation Date, unless the context otherwise requires, “Registration Rights Agreement” means the Registration Rights Agreement to be executed and delivered on the Consolidation Date, in the form of Exhibit D hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of, among other securities, the Transaction Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of STAC Common Stock or Company Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon conversion in full of all Debentures (including Underlying Shares issuable as payment of interest) and any Warrant Shares issuable upon exercise in full of the Warrants, ignoring any conversion or exercise limits set forth therein, and assuming that the Conversion Price or Exercise Price (as defined in the Warrant), as applicable, is at all times on and after the date of determination 75% of the then applicable Conversion Price or Exercise Price on the Trading Day immediately prior to the date of determination.

“Required Purchasers” means the holders of 75% of the principal amount then outstanding of the Debentures; provided, however, that so long as the Lehman Purchaser owns any Debentures, such holders must include the Lehman Purchaser.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.2(b).

“Securities” means the STAC Redeemable Preferred Stock, the Debentures, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the STAC Security Agreement, dated as of the date hereof, among the grantors party thereto and the Agent, in the form of Exhibit E.

“Security Documents” shall mean the Security Agreement, the Transaction Guaranty, the Guarantor Security Agreement, stock certificates and any other documents and filings required thereunder in order to grant the Purchasers a security interest in all of the assets of STAC and from and after the Consolidation Date, also of the Company and its Subsidiaries, including all UCC-1 filing receipts and medallion guaranteed stock powers as to any pledged securities.

“SendTec Acquisition” means the purchase of the assets, subject to the liabilities, of SendTec, Inc. from theglobe.com, by the Company and STAC as reported in the Company’s Current Reports on Form 8-K filed with the Commission on August 12, 18 and 24, 2005.

“SendTec Assignment” means the assignment by the Company of all its right, title and interest in and to the Asset Purchase Agreement, dated August 10, 2005, as amended to date, among the Company, theglobe.com, inc. and its wholly-owned subsidiary, SendTec, Inc., in the form of Exhibit T hereto.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“STAC Investor Rights Agreement” means the Investor Rights Agreement, dated the date hereof, among STAC, the Purchasers, and all holders of STAC Common Stock, in the form of Exhibit H hereto.

“STAC Management” means Thomas Alison, Irv Brechner, Donald Gould, Harry Greene, Steven Morvay, Eric Obeck and Paul Soltoff.

“STAC Material Adverse Effect” shall have the meaning ascribed thereto in Section 3.3(a).

“STAC Side Letter” means the letter agreement dated as of the date hereof between the STAC and the Lehman Purchaser in the form of Exhibit G-2 hereto.

“STAC Stock Incentive Plan” means the SendTec Acquisition Corp. Stock Incentive Plan, a copy of which is attached as Exhibit S hereto.

“STAC Redeemable Preferred Stock” means the Series A Redeemable Preferred Stock having the designations, terms and rights as set forth in the Amended and Restated Certificate of Incorporation of STAC, attached as Exhibit I hereto.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Debentures and STAC Redeemable Preferred Stock purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount”, in United States Dollars and in immediately available funds.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.15(a).

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.15(b).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and from and after the Consolidation Date, shall include STAC.

“Target Price” means $1.05; provided that if the Adjusted EBITDA determined in accordance with Section 4.11(a)(2)(B) is at least $1.00 million but less than $1.50 million, Target Price shall mean the price resulting from application of the following formula: (Adjusted EBITDA / 1,500,000) X 1.05.

“Trading Day” means a day on which the Company Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Company Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Guaranty” means the General Continuing Guaranty to be executed and delivered on the Consolidation Date, by the guarantors party thereto in favor of the Purchasers and the Agent in the form of Exhibit J hereto.

“Transaction Documents” means this Agreement, the Debentures, the Warrants, the Security Documents, the STAC Investor Rights Agreement, the Registration Rights Agreement, the Company Side Letter, the STAC Side Letter, the SendTec Assignment, the STAC Stock Incentive Plan, the MHB Lock-up Agreement and any other agreements or documents executed in connection with the transactions contemplated hereunder.

“Transaction Shares” means, collectively, the Underlying Shares and the Warrant Shares.

“Underlying Shares” means the shares of STAC Common Stock or Company Common Stock, as applicable, issued and issuable upon conversion of the Debentures and issued and issuable, to the extent permitted by the terms thereof, in lieu of the cash payment of interest on the Debentures in accordance with the terms of the Debentures.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.16(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the STAC Common Stock or Company Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price thereof for such date (or the nearest preceding date) on the primary Trading Market on which such common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the STAC Common Stock or Company Common Stock is not then listed or quoted on the Trading Market and if prices therefor are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of such common stock so reported; or (c) in all other cases, the fair market value of a share of STAC Common Stock or Company Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by the Required Purchasers.

“Warrants” means, collectively, the Company Common Stock purchase warrants, in the form of Exhibit K to be delivered to the Purchasers on the Consolidation Date, which Warrants shall be exercisable immediately and have a term of exercise equal to seven years from the Closing Date.

“Warrant Shares” means the shares of Company Common Stock issuable upon exercise of the Warrants.

ARTICLE II

PURCHASE AND SALE

2.1          Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and covenants contained herein, on the Closing Date, STAC shall sell, issue, convey and deliver to each Purchaser, and each Purchaser, severally and not jointly, shall purchase, acquire and accept, Debentures up to an aggregate principal amount of $35 million and 300,000 shares of STAC Redeemable Preferred Stock and a purchase price of 100% for the Debentures and $1.00 per share of STAC Redeemable Preferred Stock. Schedule I hereto sets forth the Debentures and shares of STAC Redeemable Preferred Stock to be purchased by each Purchaser.

2.2          Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein each Purchaser shall pay to STAC by wire transfer of immediately available funds, its respective Subscription Amount and deliver the other items set forth in Section 2.3(b), STAC shall deliver to the Purchasers the Debentures and certificates for shares of STAC Redeemable Preferred Stock as set forth in Section 2.3(a) and the other items set forth in Section 2.3 issuable or deliverable at the Closing, and the Company and SendTec Management shall deliver the items and perform the obligations required to be performed by them on or prior to the Closing as set forth in Section 2.4. Upon satisfaction of the conditions set forth in Sections 2.3 and 2.4, the Closing shall occur at the offices of Company Counsel set forth on the signature page hereto.

2.3	Deliveries.

(a)          On the Closing Date, the Company and STAC, as applicable, shall deliver or cause to be delivered to each Purchaser and the Agent the following:

(i)	this Agreement duly executed by the Company and STAC;

(ii)          a legal opinion of Company Counsel, in the form of Exhibit L hereto;

(iii)         a Debenture with the principal amount equal to the principal amount set forth opposite such Purchaser’s name in Schedule I hereto, registered in the name of such Purchaser;

(iv)         a certificate representing the number of shares of STAC Redeemable Preferred Stock set forth opposite such Purchaser’s name in Schedule I hereto, registered in the name of such Purchaser;

(v)          the Security Agreement duly executed by STAC, along with all applicable Security Documents (which do not include the Transaction Guaranty or the Guarantor Security Agreement);

(vi)	the STAC Investor Rights Agreement duly executed by STAC;
(vii)	the MHB Lock-Up Agreement executed by the MHB Trust;

(viii)      the Side Letter with the Lehman Purchaser, duly executed by STAC;

(ix)         a letter from Warren Musser resigning as Chairman and a director of the Company; and

(x)          the letters identified on Schedule 3.1(i) and the letter terminating the services of Summit Financial Partners, LLC duly executed by the Company and Summit Financial Partners, LLC.

(b)          On the Closing Date, each Purchaser and the Agent, as applicable, shall deliver or cause to be delivered to STAC, the following:

(i)	this Agreement duly executed by such Purchaser and the Agent;
(ii)	such Purchaser’s Subscription Amount by wire transfer;
(iii)	the Security Agreement duly executed by the Agent;

(iv)         the STAC Investor Rights Agreement duly executed by such Purchaser; and

(v)          from the Lehman Purchaser, the Company Side Letter and the STAC Side Letter duly executed by the Lehman Purchaser or Lehman Brothers Inc.

2.4	Closing Conditions.

(a)          STAC Conditions. The obligations of STAC hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)          all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed;

(iii)        the delivery by the Purchasers of the items set forth in Section 2.3(b) of this Agreement; and

(iv)         the compliance by the Company and STAC Management with their respective obligations, including delivery obligations, set forth in Section 2.4(c) and Section 2.4(d) of this Agreement.

(b)          Purchaser Conditions. The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on the Closing Date of the representations and warranties of the Company and STAC contained herein;

(ii)          all obligations, covenants and agreements of STAC required to be performed at or prior to the Closing Date shall have been performed;

(iii)        the delivery by STAC of the items required to be delivered by it pursuant to Section 2.3(a) of this Agreement;

(iv)         the SendTec Acquisition shall have closed, subject only to the release of funds to theglobe.com by STAC, which shall happen immediately following the receipt of the Purchasers’ Subscription Amounts;

(v)          the compliance by the Company and STAC Management with their obligations, including the delivery obligations, set forth in Section 2.4(c) and Section 2.4(d), respectively, of this Agreement;

(vi)         STAC shall have paid the fees and expenses identified on Exhibit P by wire transfer of immediately available funds to the persons entitled thereto; and

(vii)       each of Paul Soltoff, Eric Obeck, Donald Gould, Harry Greave and Allen Vance shall have executed and delivered employment agreements with STAC that shall become effective immediately upon the closing of the SendTec Acquisition.

(c)	Company Obligations. At or prior to the Closing, the Company shall:

(i)           pay to STAC by wire transfer of immediately available funds $10,000,000 against delivery by STAC of a certificate for 10,000,000 shares of STAC Common Stock; and

(ii)          the Company shall execute and deliver to the other parties thereto the STAC Investor Rights Agreement and the Company Side Letter.

(d)          STAC Management Obligations. At or prior to the Closing, each of the members of STAC Management shall, as applicable to such member:

(i)           execute and deliver the Management Tax and Investment Letter and the STAC Investor Rights Agreement; and

(ii)          pay to STAC by wire transfer of immediately available funds the amounts set forth opposite their names on Schedule 2.4(d) hereto against delivery of certificates for the number of shares of STAC Common Stock set forth opposite their names on Schedule 2.4(d) hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company as of the Date Hereof. Except as set forth under the corresponding section of the disclosure schedules delivered to the Purchasers concurrently herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof, the Company makes the representations and warranties set forth below to each Purchaser as of the date hereof and as of the Closing Date.

(a)          Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)          Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which the Company is a party has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. Each Subsidiary has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Guaranty, the Guarantor Security Agreement and any other Transaction Document to which it will be a party and otherwise to carry out its obligations thereunder. The execution and delivery of the Transaction Guaranty, the Guarantor Security Agreement and any other Transaction Document by each Subsidiary and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Subsidiaries and no further action is required by the Subsidiaries, their respective boards of directors or stockholders in connection therewith. The Transaction Guaranty, the Guarantor Security Agreement and other Transaction Document upon delivery will be duly executed by each Subsidiary and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Subsidiary enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)          No Conflicts. The execution, delivery and performance of the Transaction Documents to which they are a party by the Company and the Subsidiaries and the consummation by the Company and the Subsidiaries of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected except for any such conflict, default, of creation of a lien or rights of termination, amendment, acceleration or cancellation as could not cause a Material Adverse Effect, or (iii) subject to the Required Approvals, conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e)          Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.6, (ii) the filing with the Commission of any Registration Statement that may be filed pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Debentures and Warrants and the listing of the Transaction Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”), and except where the failure to obtain such from any such other person would have a Material Adverse Effect on the Company.

(f)           Issuance of the Securities. The Transaction Shares to be issued by the Company and the Company Preferred Stock are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents or Company Offering Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents or Company Offering Documents, and will have been issued in compliance with all federal and state securities laws. The Company has reserved from its duly authorized capital stock a number of shares of Company Common Stock for issuance of the Transaction Shares at least equal to the Required Minimum on the date hereof and for issuance upon conversion of the Company Preferred Stock.

(g)          Capitalization Matters. The capitalization of the Company is as set forth on Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g), other than as a result of the purchase and sale of the Securities and the Company Preferred Stock, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Common Stock Equivalents. Except for the issuance and sale of the Company Preferred Stock, the issuance and sale of the Securities will not obligate the Company to issue shares of Company Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities or the Company Preferred Stock. Except as set forth on

Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)          Litigation. There is no Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. Neither the Company nor, to the Company’s knowledge, any executive officer, director, or Affiliate of any of them has been contacted in writing or orally by the Federal Bureau of Investigation for any reason whatsoever since December 31, 2004.

(i)           Certain Fees. Except as set forth in Schedule 3.1(i), no brokerage or finder’s fees or commissions are or will be payable by STAC or the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents, the SendTec Acquisition or the Company Offering. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents or the Company Offering Documents. The Company has delivered to the Purchasers copies of letters from each of the persons identified in Schedule 3.1(i) confirming the nature and amounts of all fees and other payments due to such persons in connection with the transactions contemplated by the Transaction Documents, the SendTec Acquisition and the Company Offering.

(j)           Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.4, and of the purchasers of the Company Preferred Stock in the Company Offering Documents, no registration under the Securities Act is or will be required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby or of the Company Preferred Stock to the purchasers thereof pursuant to the Company Offering Documents. The issuance and sale of the Securities hereunder and of the Company Preferred Stock pursuant to the Company Offering Documents does not contravene the rules and regulations of the Trading Market.

(k)          Registration Rights. Except as set forth in Schedule 3.1(k), other than each of the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(l)           Disclosure. Except as set forth in Schedule 3.1(l), the Company confirms that neither it nor, to its knowledge, any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel or any of the purchasers of the Company Preferred Stock pursuant to the Company Offering Documents, with any information that constitutes material, nonpublic information following the issuance of the press release and the filing of the Current Report on Form 8-K as contemplated in accordance with Section 4.6 hereof. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules and Exhibits to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.4 hereof.

(m)         No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.4, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities pursuant to this Agreement to fail to be entitled to the exemptions afforded by Regulation D under, or Section 4(2) of, the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated, if any.

(n)          No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(o)          Acknowledgement Regarding Purchasers’ Trading Activity. The Company acknowledges and agrees that (i) except for a Purchaser’s representation and warranty in Section 3.4(f) and its covenant in Section 4.18, the Purchaser is not making any representation, warranty or covenant with respect to purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Purchaser, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Purchaser, and counter parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Company Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Transaction Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(p)          Manipulation of Price. Neither the Company nor to the Company’s knowledge, anyone acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (other than as set forth in Schedule 3.1(i)).

3.2          Representations and Warranties of the Company at the Consolidation Date. Except as shall be set forth under the corresponding section of the disclosure schedules to be delivered to the Purchasers on or prior to the Consolidation Date (the “ Consolidation Disclosure Schedules”), which Consolidation Disclosure Schedules shall be deemed a part hereof as of the Consolidation Date, the Company will make the representations and warranties set forth below to each Purchaser and STAC as of the Consolidation Date:

(a)          Consolidation Date Capitalization. As of the Consolidation Date, the capitalization of the Company is as set forth on Schedule 3.2(a). The Company has not issued any capital stock since the periodic report under the Exchange Act last filed before the Consolidation Date, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and pursuant to the conversion or exercise of outstanding Common Stock Equivalents.

(b)          SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein filed on or after June 10, 2005 being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)          Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Company and its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission; (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreement to purchase or redeem any shares of its capital stock; and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(d)          Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is threatened with respect to any of the employees of the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect.

(e)          Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case as could not have a Material Adverse Effect.

(f)           Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(g)          Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

(h)          Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.

(i)           Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, adequate directors and officers insurance coverage. To the Company’s knowledge, such insurance contracts and policies are accurate and complete. To the Company’s knowledge, neither the Company nor any Subsidiary will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, where such failure to renew could have a Material Adverse Effect.

(j)           Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company or holders, directly or indirectly, of 5% or more of Company Common Stock and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(k)          Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the Consolidation Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(l)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company intends to conduct its business in a manner so that it will not become subject to the Investment Company Act.

(m)         Listing and Maintenance Requirements. The Company files reports pursuant to Section 15(d) of the Exchange Act. The Company has not taken and will not take any action designed to, or which, to its knowledge, is likely to have the effect of, terminating the Company’s reporting requirement pursuant to Section 15(d). Since June 10, 2005, the Company has not received notice from any Trading Market on which the Company Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(n)          Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(o)          Tax Status. Except for matters that would not, individually or in the aggregate, have or could reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns required to be filed by it and has paid or accrued all taxes shown as due thereon, other than those being contested in good faith and for which adequate reserves have been provided, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(p)          Foreign Corrupt Practices. Neither the Company or any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(q)          Accountants. The Company’s accountants are set forth on Schedule 3.2(q) of the Disclosure Schedules. To the knowledge of the Company, such accountants, who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2005, are a registered public accounting firm as required by the Securities Act.

(r)           Indebtedness; Seniority. The Company’s consolidated Indebtedness does not exceed $350,000. No Indebtedness or other equity or security of the Company is or will be senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

3.3          Representations and Warranties of STAC. Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, STAC makes the representations and warranties set forth below to each Purchaser and the Company of the date hereof and as of the Closing Date.

(a)          Organization and Qualification. STAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted and expected to be conducted following the SendTec Acquisition. STAC is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. STAC is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of STAC or (iii) a material adverse effect on STAC’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “STAC Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. STAC has no subsidiaries and does not own the equity or debt securities of any other Person.

(b)          Authorization; Enforcement. STAC has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by STAC and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of STAC and no further action is required by STAC, its board of directors or stockholders in connection therewith other than in connection with the STAC Required Approvals. Each Transaction Document has been (or upon delivery will be) duly executed by STAC and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of STAC enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)          No Conflicts. The execution, delivery and performance of the Transaction Documents by STAC and the consummation by STAC of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of STAC’s certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of STAC, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a STAC debt or otherwise) or other understanding to which STAC is a party or by which any property or asset of STAC is bound or affected except for any such conflict, default, of creation of a lien or rights of termination, amendment, acceleration or cancellation as could not cause a Material Adverse Effect, or (iii) subject to the STAC Required Approvals, conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which STAC is subject (including federal and state securities laws and regulations), or by which any property or asset of STAC is bound or affected.

(d)          Filings, Consents and Approvals. STAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by STAC of the Transaction Documents to which it is a party, other than (i) filings required pursuant to Section 4.6, and (ii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “STAC Required Approvals”), and except where the failure to obtain such from any such other person would have a STAC Material Adverse Effect.

(e)          Issuance of the Securities. The shares of STAC Redeemable Preferred Stock and the Underlying Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by STAC other than restrictions on transfer provided for in the Transaction Documents, and will have been issued in compliance with all federal and state securities laws. STAC has reserved from its duly authorized capital stock a number of shares of STAC Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof and for issuance pursuant to the STAC Stock Incentive Plan.

(f)           Capitalization. The capitalization of STAC is as set forth on Schedule 3.3(f). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.3(f), other than as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of STAC Common Stock, or contracts, commitments, understandings or arrangements by which STAC is or may become bound to issue additional shares of STAC Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate STAC to issue shares of STAC Common Stock or other securities to any Person (other than the Purchasers and SendTec Management) and will not result in a right of any holder of STAC securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of STAC, including the shares of STAC Common Stock issued and sold to the Company and STAC Management, are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder or the Board of Directors of STAC is required for the issuance and sale of the Securities. Except as set forth on Schedule 3.3(f) and the Transaction

Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to STAC’s capital stock to which STAC is a party or, to the knowledge of STAC, between or among any of STAC’s stockholders.

(g)          Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.4, no registration under the Securities Act is required for the offer and sale of the Securities by STAC to the Purchasers as contemplated hereby. There is no Trading Market for any securities of STAC.

(h)          No Operations. Other than the transactions contemplated by this Agreement and in connection with the SendTec Acquisition, STAC has had no operations or entered into any transaction for a business purpose or otherwise and has no assets or liabilities. Schedule 3.3(h) is a complete and accurate list of all agreements to which STAC is a party, all of which are in full force and effect.

(i)           Litigation. There is no Proceeding or investigation pending or, to the knowledge of STAC, threatened against or affecting STAC or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, result in a STAC Material Adverse Effect.

(j)           Seniority. No Indebtedness or other equity or security of STAC is or will be senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(k)          Solvency. STAC and, to the best of STAC’s knowledge, each of SendTec, Inc. and theglobe.com, inc. (for purposes of this Section 3.3(k) only, each, an “Entity”) as of the Closing Date after giving effect to the receipt by STAC of the proceeds from the sale of the Securities hereunder and by SendTec, Inc. of the proceeds from the SendTec Acquisition, (i) the fair value of each Entity’s property is greater than the amount of such Entity’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of applicable state law; (ii) the present fair saleable value of each Entity’s property is not less than the amount that will be required to pay such Entity’s probable liability on its debts as they become absolute and matured; (iii) each Entity’s assets are not inadequate, and do not constitute unreasonably small capital, to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by such Entity, and projected capital requirements and capital availability therefor; (iv) each Entity is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and (v) the current cash flow of each Entity, together with the proceeds such Entity would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. No Entity intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). None of the Entities has any knowledge of any facts or circumstances that leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. STAC has no Indebtedness as of the date hereof.

(l)           Third Quarter Revenues. To STAC’s knowledge, the revenues of SendTec, Inc. for the quarter ended September 30, 2005 are not less than $13.2 million.

3.4          Representations and Warranties of the Purchasers. Each Purchaser, hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to STAC, the Company, and the other Purchasers follows:

(a)          Organization; Authority. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on its part. Each Transaction Document to which it is a party has been duly executed by it, and when delivered by it in accordance with the terms hereof, will constitute the valid and legally binding obligation of it, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. The Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Purchaser is acquiring the Securities hereunder in the ordinary course of its business. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)          Purchaser Status. At the time the Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it converts any Debentures or exercises any Warrants that it may receive, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)          Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)          General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)           Short Sales and Confidentiality Prior To The Date Hereof. Other than the transaction contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any disposition, including Short Sales (but not including the location and/or reservation of borrowable shares of Company Common Stock), in the securities of the Company during the period commencing from the time that the Purchaser first received a term sheet from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)          Arms’ Length Transaction. Each of the Company and STAC acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. Except as set forth in Schedule 3.1(i), each of the Company and STAC further acknowledges and each other Purchaser acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or STAC or any other Purchaser (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Securities.

(h)          Access to Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company, its Subsidiaries, and STAC and the SendTec Acquisition and materials relating to the offer and sale of the Securities that have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company, its Subsidiaries and STAC. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s and STAC’s representations and warranties contained herein.

(i)           Brokers and Finders. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other similar fee or commission or expense reimbursement from the Purchasers in connection with the transactions contemplated by this Agreement.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1	Transfer Restrictions.

(a)          The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to STAC or to the Company or to an affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(c), the Issuer may require the transferor thereof to provide to it an opinion of counsel selected by the transferor and reasonably acceptable to it, the form and substance of which opinion shall be reasonably satisfactory to it, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)          The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] [CONVERTIBLE]] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c)          The Company and STAC acknowledge and agree that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Issuer and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Issuer will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of “selling stockholders” thereunder.

(d)          Certificates evidencing the Transaction Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Transaction Shares pursuant to Rule 144, or (iii) if such Transaction Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Issuer shall cause its counsel to issue a legal opinion to the Issuer’s transfer agent promptly after the Effective Date if required by the Issuer’s transfer agent to effect the removal of the legend hereunder. In connection with the issuance of such opinion, the Issuer may request a certificate from the Purchaser containing customary representations that such Purchaser has or will meet the applicable requirements, if any, necessary to effect a resale under Rule 144 or Rule 144(k) of the Securities Act. If all or any portion of any Debentures or any portion of a Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares or Warrant Shares, or if such Underlying Shares or Warrant Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Underlying Shares or Warrant Shares shall be issued free of all legends. The Company and STAC agree that following the Effective

Date or at such time as such legend is no longer required under this Section 4.1(d), it will, no later than three Trading Days following the delivery by a Purchaser to the Issuer or the Issuer’s transfer agent of a certificate representing Transaction Shares issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Issuer may not make any notation on its records or give instructions to any transfer agent of such securities that enlarge the restrictions on transfer set forth in this Section. If then applicable, certificates for Transaction Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System.

(e)          In addition to such Purchaser’s other available remedies, the Issuer shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Transaction Shares (based on the VWAP of the STAC Common Stock or Company Common Stock on the date such Securities are submitted to the transfer agent) delivered for removal of the restrictive legend and subject to Section 4.1(d), $10 per Trading Day (increasing to $20 per Trading Day five Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Issuer’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(f)           Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

(g)          Until the one year anniversary of the Effective Date, the Issuer shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Required Purchasers.

4.2          Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Company Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares and Warrant Shares pursuant to the Transaction Documents to which it is or will be a party, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3          Exchange Act Registration; Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by a Company with a class of securities registered under Section 15(d) of the Exchange Act, whether or not the Company is otherwise required to do so by law. As long as any Purchaser owns Securities for which the Company is the Issuer, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. The Company will use its best efforts to have the Company Common Stock listed on a national stock exchange or available for quotation on the Nasdaq National Market or Nasdaq SmallCap Market within 45 days after the Consolidation Date and to maintain such listing or availability for quotation for so long as the Company is an Issuer of any Securities hereunder. Notwithstanding the foregoing, the Company’s obligations under this Section 4.3 shall terminate if the Consolidation does not occur by the date set forth in Section 4.11, as that date may be extended by the consent of the Company, the Required Purchasers and STAC.

4.4          Integration. Neither STAC nor the Company shall take any intentional action or steps that would cause the offering of the Securities under this Agreement to fail to be entitled to the exemptions from integration afforded by Regulation D under or Section 4(2) of, the Securities Act.

4.5          Conversion and Exercise Procedures. The form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Debentures set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Debentures. No additional legal opinion or other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Debentures. The Issuer shall honor exercises of the Warrants and conversions of the Debentures and shall deliver Underlying Shares or Warrant Shares, as applicable, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6          Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the Trading Day following the Closing Date, issue a press release reasonably satisfactory to the Lehman Purchaser with respect to the transactions contemplated by this Agreement and the SendTec Acquisition, and, by the third Trading Day following the Closing Date, file a Current Report on Form 8-K, reasonably acceptable to the Lehman Purchaser disclosing the material terms of the transactions contemplated hereby, and shall attach such press release and such Transaction Documents thereto as may be required by applicable regulations. The Company, STAC and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and none of the Company, STAC or any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law, including, without limitation, in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under subclause (i) or (ii).

4.7          Shareholder Rights Plan. No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person that any Purchaser is an “Acquiring Person” under any shareholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.8          No Investment Company. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.9          Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.10       Use of Proceeds. STAC shall apply the gross proceeds from the sale of the Securities hereunder, together with the capital contribution made by the Company pursuant to Section 2.4(c)(i), as provided in Schedule 4.10 attached hereto, and shall use any remaining proceeds for working capital purposes and not for the satisfaction of any portion of any debt (other than payment of trade payables in the ordinary course of its business and prior practices), to redeem or repurchase STAC Common Stock or Common Stock Equivalents or to settle any outstanding litigation.

4.11       Consolidation. If the Company achieves or satisfies the Consolidation Milestones identified in Section 4.11(a) by February 28, 2006, then the transactions set forth in Section 4.11(b) shall take place within 30 days after the last Consolidation Milestone is achieved or satisfied, but no later than March 31, 2006.

(a)	“Consolidation Milestones”, as used herein, means:
	(i)	The delivery to the Agent of:

(1)          an unqualified audit opinion from either of BDO Seidman, LLP or Grant Thornton LLP (provided that if within ten days after the Closing, the Lehman Purchaser advises the Company that Sherb & Co. is reasonably acceptable to it, the Company may retain Sherb & Co; or if none of them is available on terms and timing reasonably acceptable to the Company, another auditing firm chosen by the Company and reasonably acceptable to the Lehman Purchaser; provided, further that if neither of the first two auditing firms chosen from the “top 30” auditing firms shown on

http://www.accountingmajors.com/accountingmajors/articles/top100.html and presented to the Lehman Purchaser is reasonably acceptable to it, the third such firm chosen from that “top 30” list shall be deemed reasonably acceptable for purposes of the audit opinion and auditor’s certification required pursuant to this Section 4.11(a)(i)(1) and Section 4.11(a)(i(2)) with respect to the Company’s consolidated financial statements as of and for the nine months ended September 30, 2005 (the “Audited Financial Statements”) consistent with an audit that would be suitable for a public company that files annual reports with the Commission;

(2)          Evidence reasonably satisfactory to the Required Purchasers, it being agreed that information specifically set forth in the Audited Financial Statements or a certificate from the auditing firm selected by the Lehman Purchaser as provided in Subsection 4.11(a)(i)(1) is reasonably satisfactory, that:

(A)         the Company’s consolidated revenues set forth in the Audited Financial Statements are not less than $9 million;

(B)         the Company’s Adjusted EBITDA for the nine months ended September 30, 2005 calculated in accordance with this clause (B) was at least $1.00 million; for purposes of this clause (B), “Adjusted EBITDA” for the nine month period for the Company and its Subsidiaries means on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated net interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) the following items expensed in the third quarter of 2005: fees for private placements of Company equity securities, legal fees and other direct third party direct expenses related to the “reverse merger” of the Company as described in the Company’s SEC Reports and the SendTec Acquisition and non-cash compensation expenses; provided that the items identified pursuant to this subclause (iv) shall not exceed $1 million; and minus (b) the following to the extent included in calculating such Consolidated Net Income: federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period.

(C)         the Company’s allowance for doubtful accounts set forth on the face of balance sheet included in the Audited Financial Statements together with other charges incurred that reduced accounts receivable for the nine months ended September 30, 2005 are less than 50% of the consolidated revenues set forth in the Audited Financial Statements; and

(D)         the Company’s cash collected for the nine months ended September 30, 2005 attributable to consolidated revenues for such period was at least $4 million.

(3)          a letter from Company Counsel that provides “negative assurance” that the Company’s SEC Reports since June 10, 2005, including all such filings and reports made after the date hereof and through the day immediately preceding the date of the letter, did not contain an untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and delivery of an opinion with respect to such corporate matters as may be reasonably requested by the Required Purchasers; and

(4)          evidence reasonably satisfactory to the Required Purchasers that: neither Scott Hirsch nor any Hirsch family members or affiliates own any equity or other interest in the Company and he shall have given the Company a general release of all claims and entered into non-competition and non-solicitation agreements reasonably satisfactory to the Purchasers

(ii)          Since the Closing Date, there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect;

(iii)        The representations and warranties of the Company contained in this Agreement are true and correct in all material respects (except for representations and warranties that are modified by materiality, which are true and correct in all respects), in each case as of the Consolidation Date, other than representations and warranties made as of another date, which representations and warranties were true and correct in all material respects (except for representations and warranties that are modified by materiality, which were true and correct in all respects) as of such other date; provided, however, that the Company shall have the right to amend any Disclosure Schedule provided to the Purchasers pursuant to Section 3.1 hereunder to reflect changes since the Closing Date so long as any such amendment, if not so made, would not cause any related representation or warranty to be not true and correct; and all covenants contained in the Agreement to be complied with by the Company on or before the Consolidation Date have been complied with in all material respects; and the Purchaser shall receive a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect thereof.

(b)          Events of Consolidation. The following transactions together shall constitute the “Consolidation:”

(i)           The terms set forth in Appendix A to the Debentures will be effective immediately upon the Consolidation Date;

(ii)          The Company and each of its Subsidiaries will execute and deliver to the Purchasers and the Agent the Transaction Guaranty and the Guarantor Security Agreement in the forms set forth as Exhibits J and F, respectively, with such changes therein as the Required Purchasers shall permit;

(iii)        The Company shall deliver Warrants to purchase the number of shares of Company Common Stock as provided in Section 4.11(c), to the Purchasers in accordance with their respective principal amount of the Debentures;

(iv)         The shares of STAC Redeemable Preferred Stock owned by the Purchasers will be redeemed by STAC at the redemption price therefor provided in the Amended and Restated Certificate of Incorporation of STAC attached as Exhibit I hereto;

(v)          Any shares of STAC Common Stock purchased by STAC Management, including those set forth on Schedule 2.4(d) hereto, shall be exchanged for Company Common Stock at the Target Price per share;

(vi)         The shares of STAC Common Stock owned by STAC Management (other than any such shares purchased by them as indicated in clause (v) above), together with any vested shares of restricted STAC Common Stock that may be issued under the STAC Stock Incentive Plan shall be exchanged for 9 million shares in the aggregate of Company Common Stock, and the Company and each member of STAC Management shall enter into the put and redemption agreement substantially in the form of Exhibit A to the Management Tax and Investment Letter in the form attached as Exhibit Q hereto; and

(vii)       All unvested options to acquire STAC Common Stock issued under the STAC Stock Incentive Plan shall be cancelled.

(viii)      If the Company, at any time prior to the Consolidation Date: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of Company Common Stock or any other equity or equity equivalent securities payable in shares of Company Common Stock, (B) subdivides outstanding shares of Company Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Company Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Company Common Stock any shares of capital stock of the Company, then in each case the Conversion Price set forth in Appendix A to the Debentures, the number of shares issuable upon exercise of the Warrants and the number of shares exchanged for shares of STAC Common Stock in the Consolidation shall be proportionately adjusted.

(c)          Certain Adjustments. The initial number of shares that may be issued upon exercise of the Warrants shall be determined by the following formula: for every $1,000 principal amount of Debentures (including, when issued, any Additional Debentures) outstanding:

1,000 - (666.67 X Target Price)

Target Price - .01

4.12	[INTENTIONALLY LEFT BLANK]
4.13	Indemnification of Purchasers.

(a)            Subject to the provisions of this Section 4.13, STAC indemnifies and holds the Purchasers and the Agent and each of their directors, officers, shareholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by STAC in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of STAC who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser that constitutes fraud, gross negligence, willful misconduct or malfeasance).

(b)          Subject to the provisions of this Section 4.13, the Company indemnifies and holds each Purchaser Party harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, in the other Transaction Documents or in any Company Offering Document or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser that constitutes fraud, gross negligence, willful misconduct or malfeasance) or by the Company Offering Documents.

(c)          If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company and STAC in writing, and the Company and STAC shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company or STAC, as applicable, in writing, (ii) the Company or STAC has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company or STAC and the position of such Purchaser Party. Neither the Company nor STAC will be liable to any Purchaser Party under this Agreement (i) for any consent settlement by a Purchaser Party effected without the Company or STAC’s prior written consent, as applicable, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to (A) any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents, or (B) any violation by the Purchaser of state or federal securities laws or any conduct by such Purchaser that constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification obligations under this Section 4.13 are in addition to any liability that the Company or STAC may otherwise have, including but not limited to any other indemnification liability under any other Transaction Document.

4.14	Reservation and Listing of Securities.

(a)          The Issuer shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b)          If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors of the Issuer shall use commercially reasonable efforts to amend the Issuer’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 90th day after such date.

(c)          Following the Consolidation, the Company shall, if applicable: (i) in the time and manner required by the Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Company Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Company Common Stock to be approved for listing on the Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.15	Participation in Future Financing.

(a)          From the Consolidation Date until the Debentures are no longer outstanding, whether because of payment in full or conversion of the Debentures into shares of Company Common Stock, upon any and all financings by the Company or any of its Subsidiaries of Company Common Stock or Common Stock Equivalents (a “Subsequent Financing”), other than a firm commitment underwritten public offering of Common

Stock or Common Stock Equivalents where the gross proceeds to the Company equal or exceed $25 million, the Purchasers shall have the right to participate in such financing up to an amount of the Subsequent Financing equal to 25% in the aggregate of the Subsequent Financing (the “Participation Maximum”).

(b)          At least ten Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Purchaser made within eight Trading Days prior to the closing of the Subsequent Financing, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one Trading Day after receipt of such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto.

(c)          Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fourth Trading Day after such Purchaser has received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation, and that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no notice from a Purchaser as of such fourth Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d)          If by 5:30 p.m. (New York City time) on the fourth Trading Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the Participation Maximum, then the Company may effect the remaining portion of such Subsequent Financing on the terms and to the third-party Persons set forth in the Subsequent Financing Notice.

(e)          If by 5:30 p.m. (New York City time) on the fourth Trading Day after all of the Purchasers have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase the greater of (a) their Pro Rata Portion (as defined below) of the Participation Maximum and (b) the difference between the Participation Maximum and the aggregate amount of participation by all other Purchasers. “Pro Rata Portion” is the ratio of (x) the Subscription Amount of Securities purchased on the Closing Date by a Purchaser participating under this Section 4.15 and (y) the sum of the aggregate Subscription Amounts of Securities purchased on the Closing Date by all Purchasers participating under this Section 4.15.

(f)           The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.15, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice.

(g)          Notwithstanding the foregoing, Section 4.15(a)-(f) shall not apply in respect of an Exempt Issuance.

(h)          Subject to the terms and conditions specified in this Section 4.15(h), each Purchaser and the Company has a right of first offer with respect to future sales by STAC of any debt securities or shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (the “STAC Subsequent Securities”). A Purchaser shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate. Each time STAC proposes to offer any STAC Subsequent Securities, STAC shall first make an offering thereof to each Purchaser and the Company in accordance with the following provisions:

(i)           STAC shall deliver a notice in accordance with Section 5.4 (the “Notice”) to the Purchasers and the Company stating (i) its bona fide intention to offer such STAC Subsequent Securities, (ii) the type and terms of thereof and (iii) the price and terms upon which it proposes to offer them.

(ii)          By written notification received by STAC within 20 calendar days after receipt of the Notice, a Purchaser or the Company may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such STAC Subsequent Securities that equals the proportion that the number of shares of STAC Common Stock owned by such person directly or upon conversion of any convertible securities owned by such person bears to the total number of shares of Company Common Stock outstanding plus all shares issuable upon conversion of any convertible securities.

(iii)        If all STAC Subsequent Securities that the Purchasers and the Company are entitled to obtain pursuant to Section 4.15(h)(ii) are not elected to be obtained as provided in therein, STAC may, during the 90-day period following the expiration of the period provided in Section 4.15(h)(ii)hereof, offer the remaining unsubscribed portion of such STAC Subsequent Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If STAC does not enter into an agreement for the sale of the STAC Subsequent Securities within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such STAC Subsequent Securities shall not be offered unless first reoffered to the Purchasers and the Company in accordance herewith.

(iv)         The right of first offer in this Section 4.15(h) shall not be applicable to issuances of: (1) shares of Common Stock as applicable, or options to employees, consultants, officers or directors of STAC pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (2) securities issued upon the exercise or exchange of or conversion of the Debentures and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (3) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance (x) shall only be to a person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of STAC and in which STAC receives benefits in addition to the investment of funds, but shall not include a transaction in which STAC is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (y) shall only be to a Person that is not an Affiliate of STAC and (z) has been approved by a majority of the non-employee directors of STAC; (4) the issuance of shares of STAC Common Stock (A) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding convertible securities will be automatically converted to Common Stock, or (B) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; and (v) the issuance of shares of STAC Common Stock pursuant to the conversion or exercise of convertible or exercisable securities issued after the date hereof pursuant to this Section 4.15(h). In addition to the foregoing, the right of first offer in this Section 4.15(h) shall not be applicable with respect to any Purchaser or the Company and any STAC Subsequent Securities issuance, if (i) at the time of such STAC Subsequent Securities issuance, the Purchaser or the Company is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Act, and (ii) such STAC Subsequent Securities issuance is otherwise being offered only to accredited investors.

4.16	Subsequent Equity Sales.

(a)          Except as required pursuant to Section 4.19 and except for an Exempt Issuance from the date hereof until 90 days after the Effective Date, neither the Company nor any Subsidiary shall issue shares of Company Common Stock or Common Stock Equivalents; provided, however, the 90 day period set forth in this Section 4.16 shall be extended for the number of Trading Days during such period in which (i) trading in the Company Common Stock is suspended by any Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Transaction Shares; and provided further, however, that this prohibition shall terminate if the Consolidation Date does not occur as provided in Section 4.11 hereof..

(b)          From the date hereof until such time as no Purchaser holds any of the Securities, the Company and its Subsidiaries shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing, including any firm commitment underwritten public offering, involving a “Variable Rate Transaction”. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Company Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Company Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Company Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

(c)          Notwithstanding the foregoing, this Section 4.16 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

4.17       Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, neither the Company nor STAC shall make any payment of principal or interest on the Debentures in amounts that are disproportionate to the respective principal amounts outstanding on the Debentures at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and STAC and negotiated separately by each Purchaser, and is intended for the Company and STAC to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.18       Short Sales and Confidentiality After The Date Hereof. Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it (i) will execute any Short Sales during the period after the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.6 and (ii) thereafter so long as any Debentures remain outstanding, will not execute any Short Sales in Company Common Stock in an amount greater than the number of shares of Company Common Stock that such Purchaser owns or that such Purchaser reasonably expects it could receive upon conversion of the Debentures and Warrants and any other convertible securities of the Company then owned by it, and the Shares of Company Common Stock, if any, such Purchaser reasonably expects it could receive at the next Interest Payment Date as its Interest Share Amount for such Interest Payment Date (as each of those terms is defined in the Debentures); provided, however, that the provisions of clause (ii) shall terminate if the Consolidation does not occur by the date set forth in Section 4.11, as that date may be extended by the consent of the Company, the Required Purchasers and STAC. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.6, such Purchaser will maintain, the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of shares of the Company Common Stock “against the box” prior to the Effective Date of the Registration Statement is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.19       Additional Investment. Until the close of business on the 90th day following the Consolidation Date, each Purchaser may, in its sole determination, elect to purchase additional Debentures, in the ratio of 25% of such Purchaser’s Subscription Amount on the date hereof to the aggregate Subscription Amounts of all Purchasers on the date hereof, additional Debentures for an aggregate purchase price of up to 25% of the original principal amount of Debentures (the “Additional Debentures”). Any additional investment pursuant to this Section 4.19 will be on terms and prices identical to those set forth in the Transaction Documents, mutatis mutandis, except that this Section 4.19 will not apply. In order to effectuate a purchase and sale of the additional Debentures, the Company, STAC and each Purchaser shall enter into such agreements and instruments as they deem appropriate and which shall include updated disclosure schedules and representations, warranties and covenants substantially identical to those set forth in the Transaction Documents.

4.20	Agent for the Purchasers.

(a)          Appointment and Authorization of Agent. Each Purchaser hereby designates and appoints Christiana Corporate Services, Inc. as its representative under this Agreement and the Security Documents and each Purchaser hereby irrevocably authorizes Agent to execute and deliver each of the Security Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each Security Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any Security Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 4.20. The provisions of this Section 4.20 are solely for the benefit of Agent, and the Purchasers, STAC and the Company shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any Security Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Security

Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that the Agent is merely the representative of the Purchasers, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall consult with, and request instructions from, the Purchasers with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the Security Documents, including without limitation the declaration of any “Event of Default” and the exercise of any remedy in respect thereof.

(b)          Delegation of Duties. Agent may execute any of its duties under this Agreement or any Security Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

(c)          Liability of Agent. None of Agent, its Affiliates, officers, directors, employees, attorneys, or agents (collectively, the “Agent-Related Persons”) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Security Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Purchasers for any recital, statement, representation or warranty made by the Company or STAC or any Subsidiary or Affiliate of either thereof, or any officer or director thereof, contained in this Agreement or in any Security Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any Security Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Security Document, or for any failure of the Company, STAC or any other party to any Security Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Security Document, or to inspect the books and records or properties of the Company or the books or records or properties of any of the Company’s Subsidiaries or Affiliates.

(d)          Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or STAC or counsel to any Purchaser), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any Security Document unless Agent shall first receive such advice or concurrence of the Purchasers as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. Agent shall be indemnified by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action taken at the request of the Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any Security Document in accordance with a request or consent of the Required Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.

(e)          Notice of Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any “Event of Default” under the Debentures or any Security Document, except with respect to “Events of Default” of which Agent shall have received written notice from a Purchaser or STAC referring to the Debentures or the relevant Security Document, describing such “Event of Default”, and stating that such notice is a “notice of default.” Agent promptly will provide all the Purchasers with a copy of any such notice. If any Purchaser obtains actual knowledge of any “Event of Default”, such Purchaser promptly shall notify the other Purchasers and Agent of such “Event of Default.”

(f)           Purchase Decision. Each Purchaser acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of STAC, the Company and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Purchaser. Each Purchaser represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of STAC, the Company and any other Person party to a Security Document, and made its own decision to enter into this Agreement and to extend credit to STAC. Each Purchaser also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Security Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of STAC, the Company and any other Person party to a Security Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Purchasers by Agent, Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of STAC, the Company and any other Person party to a Security Document that may come into the possession of any of the Agent-Related Persons.

(g)          Costs and Expenses; Indemnification STAC shall pay the Agent its fees and expenses for its responsibilities as Agent as set forth in Exhibit R hereto. Agent may incur and pay any costs, fees, charges and expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Security Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the

Collateral (as such term is defined in the Security Agreement or the Guarantor Security Agreement, as the case may be), and STAC and the Company shall upon demand reimburse Agent for such costs, fees, charges and expenses. Agent is authorized and directed to deduct and retain sufficient amounts from any amount collected and received by Agent pursuant to the Security Documents from STAC, the Company or its Subsidiaries (“Collections”) to reimburse Agent for such out-of-pocket costs, fees, charges and expenses prior to the distribution of any amounts to Purchasers in the event Agent is not reimbursed for such costs, fees, charges and expenses from STAC or the Company. Except for such costs, fees, charges and expenses determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder or under any Transaction Document, the Agent may require each Purchaser to deposit with it sufficient sums as it determines in good faith is necessary to protect the Agent for costs and expenses associated with taking such action. The undertaking in this Section shall survive the resignation or replacement of Agent.

(h)          Successor Agent. Agent may resign as Agent upon 45 days notice to the Purchasers. If Agent resigns under this Agreement, it shall be deemed to have resigned under the Debentures and the Required Purchasers shall appoint a successor Agent for the Purchasers. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Purchasers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Purchasers may agree in writing to remove and replace Agent with a successor Agent. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 4.20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Purchasers shall perform all of the duties of Agent hereunder until such time, if any, as the Required Purchasers appoint a successor Agent as provided for above.

(i)           Purchaser in Individual Capacity. Any Purchaser and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with STAC, the Company and its Subsidiaries and Affiliates and any other Person party to any Security Document as though such Purchaser were not a Purchaser hereunder without notice to or consent of the other Purchasers. The other Purchasers acknowledge that, pursuant to such activities, such Purchaser, the Agent and their respective Affiliates may receive information regarding STAC, the Company or its Affiliates and any other Person party to any Security Document that is subject to confidentiality obligations in favor of STAC, the Company or such other Person and that prohibit the disclosure of such information to the

Purchasers, and the Purchasers acknowledge that, in such circumstances (and in the absence of a written waiver of such confidentiality obligations, which waiver such Purchaser will use its reasonable best efforts to obtain), such Purchaser, the Agent or their respective Affiliates shall not be under any obligation to provide such information to them.

(j)	Collateral Matters.

(i)           Agent will not execute and deliver a release of any lien on the Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Purchasers, or (z) otherwise, the Required Purchasers.

(ii)          Agent shall have no obligation whatsoever to any of the Purchasers to assure that the Collateral exists or is owned by STAC, the Company or any of its Subsidiaries, as the case may be, or is cared for, protected, or insured or has been encumbered, or that the Agent’s Lien (as defined in the Security Agreement or the Guarantor Security Agreement, as the case may be) has been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner instructed by the Required Purchasers and that Agent shall have no other duty or liability whatsoever to any Purchaser as to any of the foregoing, except as otherwise provided herein.

(k)          Notices by Purchasers; Restrictions on Actions by Purchasers; Sharing of Payments.

(i)           Each Purchaser acknowledges and agrees that any assignment, transfer or other disposition (a “Transfer”) of all or part of its interest in any Debenture shall be void unless it shall have given prior written notice thereof to Agent (with reasonable detail regarding the name and address of the transferee and the amount of such Transfer). Agent shall keep records outlining the Holder’s name and address, and the principal amount, of each Debenture, which it shall update, in respect of each Debenture, in accordance with any notice of Transfer received from the Holder of such Debenture, from time to time. The Agent shall be entitled to conclusively rely on such records for the purpose of determining whether it has received instructions from the Required Purchasers.

(ii)          Each of the Purchasers agrees that it shall not, unless specifically requested to do so in writing by the Required Purchasers, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any lien on, or otherwise enforce any security interest in, any of the Collateral.

(iii)        If, at any time or times any Purchaser shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the obligations of STAC, the Company or any of its Subsidiaries under any of the Transaction Documents, or (ii) payments from Agent in excess of such Purchaser’s ratable portion of all such distributions by Agent, such Purchaser promptly shall turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of, and for ratable application among, all of the Purchasers.

(l)           Agency for Perfection. Agent hereby appoints each other Purchaser as its agent (and each Purchaser hereby accepts such appointment) for the purpose of perfecting the Agent’s Lien in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with instructions from the Required Purchasers.

(m)         Payments by Agent to the Purchasers. All payments to be made by Agent to the Purchasers shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.

(n)          Concerning the Collateral and Related Security Documents. Each Purchaser authorizes and directs Agent to enter into the Security Documents on its behalf. Each Purchaser agrees that any action taken by Agent in accordance with the terms of the Security Documents relating to the Collateral or otherwise and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Purchasers.

(o)          Reports and Information. Any Purchaser may from time to time request of Agent in writing that Agent provide to such Purchaser at such Purchaser’s expense a copy of any report or document provided by STAC, the Company and its Subsidiaries to Agent that has not been contemporaneously provided by STAC, the Company and its Subsidiaries to such Purchaser, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Purchaser. To the extent that Agent is entitled, under any provision of the Security Documents, to request additional reports or information from STAC, the Company and its Subsidiaries, any Purchaser may, from time to time, reasonably request Agent to exercise such right as specified in such Purchaser’s notice to Agent, whereupon Agent promptly shall request of the applicable Person the additional reports or information reasonably specified by such Purchaser, and, upon receipt thereof from the applicable Person, Agent promptly shall provide a copy of same to such Purchaser.

4.21       Financial Covenants of STAC. So long as any Debentures remain outstanding but only until the Consolidation Date, without the prior written consent of the Required Purchasers, STAC shall comply with the following financial covenants:

(a)          Capital Expenditures. STAC will not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset including any intangible assets and capitalized expenses (excluding normal replacements and maintenance that are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding during the applicable fiscal periods the amount set forth opposite such fiscal period as set forth on Schedule 4.21(a) hereto.

(b)          Minimum EBITDA. STAC’s EBITDA shall not be less than the amounts set forth on Schedule 4.21(b) hereto for the periods specified therein.

(c)          Cash Balances. STAC’s consolidated cash balances shall not be less than the amounts set forth on Schedule 4.21(c) hereto as of the dates specified therein.

(d)          Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 4.21 shall be measured against the STAC financial statements delivered pursuant to the STAC Investor Rights Agreement. STAC shall deliver to the Purchasers a certificate, duly executed by its Chief Executive Officer and Chief Financial Officer, setting forth the calculations of the financial covenants set forth in this Section 4.21 together with the financial statements delivered pursuant to the Investor Rights Agreement. For purposes of Section 4.21(b), STAC’s EBITDA shall be determined in accordance with the definition of Consolidated EBITDA set forth in Section 1.1 disregarding any impact of consolidation.

4.22       Financial Covenants. So long as any Debentures remain outstanding, without the prior written consent of the Required Purchasers, from and after the Consolidation Date the Company shall comply with the following financial covenants:

(a)          Capital Expenditures. The Company will not, and will cause its Subsidiaries not to, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset including any intangible assets and capitalized expenses (excluding normal replacements and maintenance that are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and its Subsidiaries during the applicable fiscal periods the amount set forth opposite such fiscal period as set forth on Schedule 4.22(a) hereto.

(b)          Minimum EBITDA. Consolidated EBITDA of the Company and its Subsidiaries shall not be less than the amounts set forth on Schedule 4.22(b) hereto for the periods specified therein.

(c)          Cash Balances. The Company’s consolidated cash balances shall not be less than the amounts set forth on Schedule 4.22(c) hereto as of the dates specified therein.

(d)          Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 4.22 shall be measured against the Company’s consolidated financial statements filed with the Commission in accordance with the requirements of the Securities Act and the Exchange Act. Not later than two Trading Days following the filing of any such financial statements, the Company shall deliver to the Purchasers a certificate, duly executed by its Chief Executive Officer and Chief Financial Officer, setting forth the calculations of the financial covenants set forth in this Section 4.22; provided that the calculation of the Company’s consolidated cash balance as of the Closing Date shall be delivered to the Purchasers no later than five Trading Days following the Closing Date.

(e)          Audit Opinions. The Company shall receive unqualified opinions on its annual consolidated financial statements from its independent registered public accounting firm within 90 days of the end of each fiscal year or other audited period, which opinions will be included in its annual reports filed with the Commission.

4.23       General Continuing Guaranty. On the Consolidation Date, the due and punctual payment of the principal of, and interest on, the amounts owed by STAC under the Debentures, and the due and punctual payment of all other obligations owed by the Company, STAC or any other Subsidiary of the Company pursuant to the Transaction Documents, shall be jointly and severally guarantied by the Company and the Subsidiaries (other than STAC) now or hereafter formed pursuant to the Transaction Guaranty in favor of the Purchasers and the Agent. Reference is hereby made to the Transaction Guaranty for a description of the obligations guarantied thereunder, the conditions of the Transaction Guaranty, and the rights of the Holders and the Agent in respect thereof. The obligations of the Company and the Subsidiaries (other than STAC) under the Transaction Guaranty shall be secured by the Guarantor Security Agreement and by the related financing statements and certain other instruments as provided in the Guarantor Security Agreement.

4.24       Payment of Obligations. The Company and STAC will pay and discharge, as the same shall become due and payable, all lawful taxes, assessments and charges or levies made upon it or its property or assets, by any governmental body, agency or official except where any of such items may be diligently contested in good faith by appropriate proceedings, and STAC, the Company and each of its Subsidiaries shall have set aside on its respective books, if required under GAAP, reserves for the liabilities related to such items.

4.25       Corporate Existence; Mergers. STAC shall at all times maintain its corporate existence and shall not, without prior written consent of the Required Purchasers, dissolve or otherwise dispose of all or substantially all of its assets, in one transaction or a series of transactions, or consolidate with or merge into another corporation; except that STAC may merge into the Company and the transactions contemplated by Section 4.11 may occur without any prior written consent of the Required Purchasers.

4.26       Affiliate Transactions. STAC will not, and the Company will not, and will not permit any of its Subsidiaries to, authorize, permit or suffer to occur any transactions, contracts or other arrangements by STAC, the Company or any of its Subsidiaries with any Affiliate of the Company or any of its Subsidiaries other than in the ordinary course of business and on terms that are no less favorable to the Company than those that could have been obtained in a comparable transaction on an arm’s-length basis.

4.27       Restricted Payments, etc. The Company will not, and will not permit any of its non-wholly owned Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its stock or on any warrants, options or other rights in respect of any class of its stock without the approval of the Required Purchasers. The Company will not, and will not permit any of its Subsidiaries to apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of stock of the Company or any non-wholly owned Subsidiary, or make any deposit for any of the foregoing (other than pursuant to any put or redemption agreement entered into with any of the members of STAC Management or with other former employees of SendTec, Inc.).

4.28	Insurance. If the Consolidation occurs:

(a)          Key Person Insurance. By the Consolidation Date, the Company will use its best efforts to obtain key person life insurance with an insurer rated at least AA or better in the most recent addition of A.M. Best’s “Best’s Insurance Reports” in the amount of $5 million on the life of Paul Soltoff and to keep such insurance in full force and effect for so long as any Debentures remain outstanding. The Company shall be the sole beneficiary of such policy.

(b)          Directors’ and Officers’ Liability Insurance. By the Consolidation Date, the Company will obtain directors’ and officers’ liability insurance with an insurer rated at least AA or better in the most recent addition of A.M. Best’s “Best Insurance Reports” in the amount of $8 million.

4.29       Purchaser Rights of First Offer for Debentures. Subject to the terms and conditions specified in this Section 4.29, if any Purchaser (the “Offering Purchaser”) proposes to sell all or a portion of its Debentures (the “Offered Debentures”), the Offering Purchaser shall first offer the Offered Debentures to each other Purchaser in accordance with the following provisions:

(a)          The Offering Purchaser shall deliver a notice in accordance with Section 5.4 (the “Purchaser Notice”) to the Purchasers stating its bona fide intention to offer the Offered Debentures and the price and terms upon which it proposes to offer the Offered Debentures.

(b)          By written notification received by the Offering Purchaser within ten business days after receipt of the Purchaser Notice, a Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Purchaser Notice, up to that portion of the Offered Debentures that equals the proportion that the principal amount of Debentures owned by such Purchaser bears to the principal amount of Debentures then outstanding; provided that .

(c)          If the Purchasers do not offer to purchase all of the Offered Debentures offered by the Offering Purchaser, the Offering Purchaser may, during the 90-day period following the expiration of the period provided in Section 4.29(b) hereof, sell all but not less than all of the Offered Debentures to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Purchaser Notice. If the Offering Purchaser does not enter into an agreement for the sale of the

Offered Debentures within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and the Offered Debentures shall not be offered unless first reoffered to the Purchasers in accordance herewith.

(d)          The rights of first offer provided for in this Section 4.29 shall terminate on the Consolidation Date.

ARTICLE V

MISCELLANEOUS

5.1          Termination. This Agreement may be terminated by the Company or by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations among the Company, STAC and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before October 31, 2005; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2          Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, STAC shall reimburse the Purchasers for their reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable legal fees and disbursements and business diligence expenses, in an aggregate amount up to $250,000 (excluding the Agent’s fees and expenses, which shall be paid by STAC in accordance with Section 4.20(g) hereof) promptly upon receiving reasonable documentation of such expenses by the Lehman Purchaser. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities.

5.3          Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5          Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company, STAC, the Required Purchasers and, if the Agent could be adversely affected in any way by any such amendment, by the Agent or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Copies of waivers and amendments shall be delivered by the parties executing such instruments to the Agent if the Agent is not a party.

5.6          Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor STAC may assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchasers holding at least 75% of the outstanding principal amount of the Debentures, including the Lehman Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers”.

5.8          No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.12.

5.9          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10       Survival. The representations and warranties contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable for two years after the Consolidation Date or the applicable statue of limitations.

5.11       Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12       Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13       Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company or STAC does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of a conversion of a Debenture or exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or exercise notice.

5.14       Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company or STAC shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.15       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Agent (acting upon the instructions of the Required Purchasers), on the one hand, and the Company and STAC, on the other hand, will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16       Payment Set Aside. To the extent that the Company or STAC makes a payment or payments to any Purchaser or the Agent pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or STAC, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17       Usury. To the extent it may lawfully do so, the Company and STAC hereby agree not to insist upon or plead or in any manner whatsoever claim, and to resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser or the Agent in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company and STAC under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company or STAC may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company or STAC to any Purchaser or the Agent (for the benefit of the Purchasers) with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser or the Agent (acting upon the instructions of the Required Purchasers) to the unpaid principal balance of any such indebtedness or be refunded to the Company or STAC, the manner of handling such excess to be at such Purchaser’s or the Required Purchasers’ election, as the case may be.

5.18       Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Except as set forth in Section 4.20, each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through Morrison. Morrison does not represent all of the Purchasers but only Lehman Brothers Inc. and its affiliates. The Company and STAC have elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.19       Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and STAC and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20       Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.21       Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SENDTEC ACQUISITION CORP.
By: /s/ Danielle Karp Name: Danielle Karp Title: Secretary	877 Executive Center Drive West Suite 300 St. Petersburg, FL 33702 Fax: 727-576-7790

RELATIONSERVE MEDIA, INC.	Address for Notice:
By: /s/ Danielle Karp Name: Danielle Karp Title: President	8700 North Andrews Avenue, 2nd Floor Fort Lauderdale, FL 33309 Fax: 954-202-6002
With a copy to (which shall not constitute notice):
Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Facsimile: (212) 451-2222 ATT: Harvey J. Kesner, Esq.

CHRISTIANA CORPORATE SERVICES, INC.	Address for Notice:
By: /s/ Name: Title:	1314 King Street P.O. Box 957 Wilmington, DE 198990957 Fax: 302-421-9015

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SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO STAC SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: __________________________

Signature of Authorized Signatory of Purchaser: __________________________

Name of Authorized Signatory: __________________________

Title of Authorized Signatory: __________________________

Email Address of Purchaser: __________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as above):

Subscription Amount:

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]